S&CO.
SHERB & CO., LLP
Certified Public Accountants

1900 NW Corporate Blvd., Suite East 210
Boca Raton, FL 33431
Tel: 561.886.4200
Fax: 561.886.3330
e-mail: info@sherbcpa.com

Offices in New York and Florida

Exhibit 16.1

November 26, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Distribution Management Services, Inc.
Commission File Number 0-27539

Gentlemen,

We are in agreement with the statements made by the above registrant in its Form 8-K filed on or about November 20, 2007 with the exception of the following:

Paragraph 6 states that we have not performed all of the work required under the terms of the engagement. Our engagement letter states management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records. Management never furnished the information thus giving us cause to withdraw from the engagement.

Paragraph 9 states that the company president discussed disparities with our Firm and delivered documents in support of their position on numerous occasions. These discussions were in fact attempts to obtain issuance of reports from our firm on reviews and audits that were extremely tardy. The accountants hired by the company to prepare the Financial Statements had not forwarded us the necessary documents to complete our engagement. This information was made available to the president of the company by our Firm on numerous occasions. No action other than requesting the filing of the reports was indicated to our Firm.

Paragraph 13 states that our Firm did not notify the company that they did not have the internal controls necessary to develop reliable financial statements. In hindsight, this statement is true as evidenced by managements request to have us provide the amount we billed and were paid regarding the engagement. However, this subject was never addressed because our Firm understood that a third party, CFO Oncall, Inc. was

preparing the financial statements and providing us with the documentation and assistance needed to complete our engagement.

Our independent auditor's reports on the financial statements of Distribution Management Services, Inc. for the year ended May 30, 2005 contained no adverse opinion or disclaimer of opinion, nor were they modified as to audit scope or accounting uncertainties.

There were no disagreements with Distribution Management Services, Inc. on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

Sincerely,

/s/ Sherb & Co., LLP
Boca Raton, Florida